                                                                   EXHIBIT 4-r

                          COLLATERAL AGENCY AGREEMENT

     COLLATERAL AGENCY AGREEMENT (the "Agreement"), dated as of February 29, 1996, among RICKEL & ASSOCIATES, INC., a New Jersey corporation ("Rickel"), each of the PURCHASERS named in the Securities Purchase Agreement (as hereafter defined) who execute and deliver a counterpart signature page hereto (collectively, the "Purchasers"), FIRST UNION NATIONAL BANK (the "Collateral Agent"), as collateral agent for the benefit of the Holders (as defined below) and DDL ELECTRONICS, INC., a Delaware corporation (the "Company").

                                R E C I T A L S:

     WHEREAS, on the date hereof the Company will authorize the issuance of $5,300,000 of its Senior Secured Notes due July 1, 1997 (the "Notes") pursuant to a Securities Purchase Agreement, dated as of February 29, 1996 (the "Securities Purchase Agreement"), among the Company and the Holders (as herein defined);

     WHEREAS, to secure the payment of the Company's obligations under the Notes and the performance and observance of its obligations under the terms of the Securities Purchase Agreement and the Other Operative Documents (the obligations under the Operative Documents being hereafter referred to as the "Secured Obligations"), among other things, the Company and Rickel have entered into the Pledge Agreement, dated the date hereof, with the Collateral Agent, for the benefit of the Holders, and the Company (the "Pledge Agreement"), which provides, among other things, for the pledge and grant by Rickel to the Collateral Agent, for the benefit of the Holders of the Notes (the "Holders"), of a security interest in 1,060,000 shares of the Company's common stock, par value $.01 per share (the "Shares");

     WHEREAS, to secure payment of certain of the Company's obligations to pay accrued interest under the Notes, $375,000 (the "Prepaid Interest Amount") of the gross proceeds of the sale of the Notes will be deposited with the Collateral Agent; and

     WHEREAS, the Purchasers desire to appoint the Collateral Agent to hold the Shares and apply the Prepaid Interest Amount on behalf of the Holders as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. APPOINTMENT. The Purchasers hereby designate FIRST UNION NATIONAL BANK as Collateral Agent to act as specified herein and in the Pledge Agreement. Each Purchaser hereby irrevocably authorizes, and each Holder (whether by assignment or transfer of Notes from a Purchaser) by the acceptance of such assignment or transfer of Notes shall be


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deemed irrevocably to authorize, the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Pledge Agreement and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Collateral Agent by the terms hereof and thereof. The Collateral Agent may perform any of its duties hereunder by or through its agents or employees.

     2. NATURE OF DUTIES. The Collateral Agent shall have no duties or responsibilities with respect to the Shares and any other collateral delivered to the Collateral Agent pursuant to the Pledge Agreement or this Agreement (the Shares and such other collateral being herein referred to as the "Collateral") or with respect to the Prepaid Interest Amount, except those expressly set forth herein or in the Pledge Agreement. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or under the Pledge Agreement or in connection herewith or therewith, unless caused by its or their gross negligence, bad faith or willful misconduct. In no event shall the Collateral Agent be liable for any indirect, special or consequential damages. The duties of the Collateral Agent hereunder and under the Pledge Agreement shall be ministerial and administrative in nature; the Collateral Agent shall not have, by reason of this Agreement or the Pledge Agreement, a fiduciary relationship in respect of any Holder. Nothing in this Agreement or the Pledge Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of this Agreement or the Pledge Agreement except as expressly set forth herein or therein. Notwithstanding anything contained in this Agreement or in the Pledge Agreement, the Collateral Agent shall have no responsibility for (a) the validity, perfection or value of any Collateral or any of the instruments constituting any of the Collateral or
(b) the value of, or title to, any of the Collateral.

     3. APPROVAL.

     (a) Subject to the specific provisions herein providing required specific percentages of votes for certain matters, the Collateral Agent is authorized to take any action or to refrain from taking any action, which action or failure to act the Collateral Agent in good faith believes to be consistent with the Collateral Agent's duties under this Agreement and the Pledge Agreement. The Collateral Agent shall be entitled to take any such action or refrain from taking any such action in connection with this Agreement and the Pledge Agreement unless and until the Collateral Agent shall have received the required requests or instructions from the Holders, and the Collateral Agent shall not incur liability to any person by reason of such action or failure to act. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder or under the Pledge Agreement in accordance with such required requests or instructions of the Holders. This Section, however, shall not be construed to permit the Collateral Agent to refuse to perform the duties expressly required of it by the terms of this Agreement and the Pledge Agreement, except as otherwise provided in this Agreement.


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     (b) With respect to any actions to be taken by the Collateral Agent which require the approval of the Holders or for which the Collateral Agent desires the approval of the Holders, the Collateral Agent shall have the right (but not the obligation) by written notice to each of the Holders, in accordance with
Section 20 hereof, to recommend action to be taken by the Collateral Agent.
Any of the Holders who fail to disapprove of the Collateral Agent's recommendations in writing within ten (10) days after the date of such written notice shall be deemed to have approved the Collateral Agent's recommendations contained in said notice.

     4. EVENT OF DEFAULT; ACTION OF COLLATERAL AGENT. Any Holder may provide written notice to the Collateral Agent of the occurrence of any Event of Default (as hereinafter defined) under the Notes and the Collateral Agent shall thereupon declare an Event of Default. Upon the occurrence of an Event of Default, the Collateral Agent may, and upon receipt of written instructions from Holders (the "Majority Noteholders") of at least a majority in principal amount of the then outstanding Notes (provided that (a) such Holders provide the Collateral Agent with indemnification reasonably satisfactory to the Collateral Agent against all costs and expenses (including reasonable attorneys' fees) incurred or to be incurred by the Collateral Agent, (b) such instructions shall not be otherwise than in accordance with law or the provisions hereof, and (c) the Collateral Agent shall have the right to decline to follow any such direction which in its sole opinion would involve it in costs or expenses (including reasonable attorneys' fees) for which it reasonably may expect not to be reimbursed hereunder) exercise on behalf of the Holders all rights, powers and remedies of the Collateral Agent (whether vested in it by this Agreement or the Pledge Agreement or by law), or take such action as shall be specified in such written instructions (subject to indemnification under Section 10 hereof), including, without limitation, the following rights (in each and every case subject to Section 2.2 of the Pledge Agreement), each of which Rickel agrees to be commercially reasonable:

     (i) to receive all amounts payable in respect of the Collateral;

     (ii) to transfer all or any part of the Collateral into the name or names of the Holders directly; and

     (iii) at any time or from time to time, without demand of performance or other demand, advertisement or notice of any kind (except as provided in the Pledge Agreement) to or upon Rickel or any other Person, as defined in the Securities Purchase Agreement, (all and each of which demands, advertisements and/or notices are hereby expressly waived), to assume, collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or to sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange broker's board or at its offices or elsewhere at such prices as are approved by the Majority Noteholders, for cash or on credit or for future delivery without assumption of any credit risk in accordance with Section 9.1 of the Pledge Agreement. In


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accordance with the terms of the Pledge Agreement, unless prohibited by applicable law, the Holders may purchase all or any part of the Collateral free from any right or equity of redemption.

     The Collateral Agent may exercise any of its rights hereunder even if it does not possess any of the Notes.

     5. EVENT OF DEFAULT. An "Event of Default" shall be the occurrence of an Event of Default under the Notes.

     6. DISTRIBUTION OF PAYMENTS OR PROCEEDS.  Any amounts received pursuant to
Section 4 of this Agreement shall be paid over by the Collateral Agent ratably to the Holders upon the Collateral Agent's receipt of the Notes. The Collateral Agent shall tender the Notes surrendered by Holders receiving such proceeds to the Company and the Company shall, in the case of any Notes not paid in full, issue Notes to Holders representing the outstanding principal balance thereof.

     7. RELEASE OF COLLATERAL. The Collateral shall be released pursuant to and in accordance with the Pledge Agreement.

     8. RESPONSIBILITIES OF COLLATERAL AGENT. The Collateral Agent may consult with, and obtain advice from, legal counsel with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter of law relating hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Agent reasonably and in good faith in accordance with the opinion and directions of such counsel; the reasonable costs of such services to be reimbursed pursuant to Section 10 hereof. No provision of this Agreement or the Pledge Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgment involve any expense or any financial or other liability, unless the Collateral Agent shall be furnished with indemnification reasonably acceptable to it. The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

     9. RELIANCE. The Collateral Agent shall be entitled to rely in good faith, and shall be fully protected in so relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document signed, sent or made by the proper person or entity not only as to its due execution and validity, but also as to the truth and accuracy of the matters contained therein, and, with respect to all legal matters pertaining to this Agreement or the Pledge Agreement and its duties hereunder or thereunder, upon advice of counsel selected by it.

     10. INDEMNIFICATION. The Company will reimburse and indemnify the Collateral


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Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees) which may be imposed on, incurred by or asserted against the Collateral Agent in performing its duties hereunder or under the Pledge Agreement or otherwise relating to or arising out of this Agreement or the Pledge Agreement; provided, that the Company shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent's gross negligence, bad faith or willful misconduct. This Section 10 shall survive the termination of this Agreement.

     11. THE COLLATERAL AGENT IN ITS INDIVIDUAL CAPACITY. The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Rickel, the Company or any Affiliate (as such term is defined in the Securities Purchase Agreement) or subsidiary of Rickel or the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and the Pledge Agreement and otherwise without having to account for the same to the Holders.

     12. HOLDERS. The Collateral Agent may deem and treat the registered Holder of any of the Notes as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Collateral Agent in accordance with the provisions of Sections 20 and 26 hereof. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the Holder of any Notes shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Notes or of any Notes issued in exchange therefor. Any Notes transferred in violation of this provision may be deemed to be held by the former Holder of such Notes by the Collateral Agent for purposes of this Agreement.

     13. RESIGNATION BY, AND REMOVAL OF, THE COLLATERAL AGENT.

     (a) The Collateral Agent may resign from the performance of all its functions and duties under this Agreement at any time by giving thirty (30) days' prior written notice to Rickel, the Company and the Holders. Such resignation shall take effect upon the appointment of a successor Collateral Agent by the Majority Noteholders, but in no case more than thirty (30) days following such notice. If no successor Collateral Agent shall have been appointed by the Holder or Holders as required in this Section 13 within thirty
(30) days after the retiring Collateral Agent's giving of notice, then the retiring Collateral Agent may appoint a successor Collateral Agent which shall be a commercial bank organized under the laws of the United States of America or any State thereof having a combined capital and surplus of at least two hundred million dollars ($200,000,000) or deposit it with a court of competent jurisdiction. If the Collateral Agent does not appoint a successor Collateral Agent, the rights of the Collateral Agent


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with respect to Rickel hereunder shall be deemed to be assigned to the Holders, which rights will revert to the successor Collateral Agent upon appointment.

         (b) The Majority Noteholders may remove the Collateral Agent at any time upon twenty (20) days' written notice to the Collateral Agent. Such removal shall take effect upon the appointment of a successor Collateral Agent by the Holders pursuant to clause (a) of this Section 13 and the payment of all fees and expenses of the removed Collateral Agent, including reasonable attorneys' fees.

         (c) Upon acceptance of appointment as Collateral Agent by a successor Collateral Agent, such successor shall thereupon and forthwith succeed to and become vested with all the rights, powers, privileges, immunities and duties of the retiring Collateral Agent hereunder, at which point the retiring Collateral Agent shall be discharged from its duties and obligations hereunder arising after the appointment of a successor Collateral Agent, except as provided in Section 2 hereof.

         (d) Upon the performance or payment in full of all of the Secured Obligations, the Collateral Agent shall, upon written notice of the Majority Noteholders, be released of all of its obligations hereunder pursuant to
Section 18 hereof.

         (e) Notwithstanding anything contained in this Section 13 to the contrary, the Majority Noteholders may reclaim any and all rights against Rickel under this Agreement.

     14. FURTHER ASSURANCES. Rickel, the Company and the Collateral Agent shall promptly and diligently take all such further actions and execute such further documents necessary to carry out the purposes of this Agreement and enforce and preserve the Holders' rights to and interest in the Collateral hereunder subject to the terms hereof. The Collateral Agent shall not be required to execute any documents which would adversely affect its rights or immunities.

     15. REPRESENTATIONS AND WARRANTIES OF RICKEL. Rickel hereby makes and confirms the representations and warranties made by it in the Pledge Agreement.

     16. AMENDMENTS; MAJORITY NOTEHOLDERS. This Agreement may be amended only with the prior written consent of the Collateral Agent, Rickel, the Company and the Majority Noteholders. In the determination of Majority Noteholders hereunder, any Notes owned by Rickel, the Company or any Affiliate of Rickel or the Company shall be disregarded and deemed not outstanding for this purpose; provided, no Holder of Notes shall be deemed an Affiliate of Rickel or the Company solely by reason of its exercise of remedies under the Operative Documents (as defined in the Securities Purchase Agreement).

     17. REMEDIES; WAIVER.



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         (a) Subject to the specific provisions of the Securities Purchase
Agreement (including, without limitation, Section 8.3 thereof), of the Pledge Agreement (including, without limitation, Section 2.2 thereof) and of the other Operative Documents, no remedy herein conferred upon or reserved to the Collateral Agent or the Holders is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, the Securities Purchase Agreement, the Pledge Agreement or the other Operative Documents, or any other agreement entered into pursuant hereto or thereto, or now or hereafter existing at law, in equity or by statute.

         (b) No delay or omission to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

         (c) No failure or delay on the part of the Collateral Agent or any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         (d) Except as otherwise provided in the Securities Purchase Agreement, the Collateral Agent, upon receipt of written instructions from the Majority Noteholders, shall waive an existing Event of Default and its consequences. Such waiver shall not extend to any subsequent or other Event of Default nor impair any right consequent thereto.

         (e) In the event any provision contained in this Agreement shall be breached by Rickel, the Company or the Collateral Agent and thereafter duly waived by the Holders so empowered to act, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

     18. SURVIVAL. All warranties, representations and covenants made herein by Rickel shall be deemed to have been relied upon by each of the Holders, as the same may be in existence, and shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Collateral Agent or any such Holder or (ii) the acceptance of any of the Notes and payment therefor. The obligations of the parties under this Agreement shall continue until all of Rickel's obligations under the Pledge Agreement have been terminated in full.

     19. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties. The provisions of this Agreement are intended to be for the benefit of all of the Holders. The Collateral Agent may not assign any of its rights or obligations under this Agreement without the written consent of the Majority Noteholders, except as otherwise provided in Section 13 hereof. The Collateral Agent may assign its rights against Rickel under this Agreement to the Holders at any time and for any


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reason.  The Holders may freely assign their rights hereunder to permissible transferees under the Securities Purchase Agreement.

     20. NOTICES. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier to the parties at the following address (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof). Notices sent by mail shall be effective two (2) days after mailing; notices sent by telex shall be effective when answered back, notices sent by telecopier shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the next business day after timely delivery to the courier.


                             (a)if to the Company:

                                DDL ELECTRONICS, INC.
                                2151 Anchor Court
                                Newbury Park, CA 91320

                                Attention:  Chief Executive Officer

                                Telephone:  (805) 376-2595
                                Telecopy:   (805) 376-9015

                             (b)if to the Collateral Agent:

                                FIRST UNION NATIONAL BANK
                                765 Broad Street
                                Newark, NJ 07102

                                Attention:  Corporate Trust Department

                                Telephone:  (201) 430-4070
                                Telecopy:   (201) 430-4963

                             (c)if to Rickel:

                                RICKEL & ASSOCIATES, INC.
                                875 Third Avenue
                                New York, New York 10022

                                Attention:  Kenneth Rickel


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                                Telephone:  (212) 339-9800
                                Telecopy:   (212) 754-9644

                 (d) if to any Holder, at the address of such Holder as it
            appears on the note register.

     21. ENTIRE UNDERSTANDING; COUNTERPARTS. This Agreement and the other Operative Documents constitute the entire agreement among the parties hereto with respect to the powers and duties of the Collateral Agent and supersedes all prior agreements and understandings, both written and oral, among the parties. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     22. SEVERABILITY OF TERMS. If any term or provision hereof or the application thereof to any circumstance, in any jurisdiction and to any extent, shall be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which renders any term or provision hereof invalid or unenforceable in any respect.

     23. COSTS. The Company agrees to be responsible for, and pay all legal fees and expenses, costs, expenses and collection fees of, the Collateral Agent arising out of or in connection with the enforcement of the rights of the Collateral Agent under this Agreement and the other Operative Documents.

     24. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.

     Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, or the subject matter hereof, brought by any other party hereto and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the above-named courts, that such party's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives in any such action, suit, or proceeding any offsets or counterclaims. Each of the parties


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hereto hereby consents to service of process by certified mail at such party's address set forth herein and agree that such party's submission to jurisdiction and such party's consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding shall be conclusive, and may be enforced in other jurisdictions (i) by suit, action or proceeding on the conclusive evidence of the fact and of the amount of any indebtedness or liability of such party therein described or (ii) in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any other party hereto may at its option bring suit, or institute other judicial proceedings, against any other party hereto or any of such party's assets in any state or Federal court of the United States or of any country or place where such party or its assets may be found.

     25. COLLATERAL AGENT ACCOUNT. Upon receipt of the Prepaid Interest Amount by the Collateral Agent, the Collateral Agent shall hold such moneys in trust
for the benefit of the Noteholders.   The Collateral Agent shall segregate the
Prepaid Interest Amount from all other funds and shall hold the Prepaid Interest Amount (and all interest realized thereon) in Fidelity Investments Money Market Fund, Treasury (AAA) or any successor fund thereto (the "Collateral Agent Account"). The Prepaid Interest Amount (and all interest realized thereon) shall be used by the Collateral Agent to pay any and all accrued interest on the principal amount of the Notes when the same becomes due and payable under (and otherwise in accordance with the provisions of) the Securities Purchase Agreement and the Notes until all of the funds in the Collateral Agent Account shall have been distributed to the Noteholders in accordance herewith. Notwithstanding anything contained herein or in the Securities Purchase Agreement to the contrary, the Company shall remain solely obligated to pay all interest which may accrue on the unpaid principal amount of the Notes in accordance with the Securities Purchase Agreement and the Notes.

     26. LIST OF HOLDERS. In accordance with Section 20 hereof, on each May 10th, August 10th, November 10th and February 10th of each year during the term of this Agreement, commencing May 10, 1996, the Company shall provide the Collateral Agent with a list of the names and addresses of each Holder and the principal amount of Notes held by each Holder and shall promptly notify the Collateral Agent of any change thereto. The Collateral Agent shall use such list of Holders to pay the Prepaid Interest Amount to the Holders at such times and in such amounts as directed in writing by the Company.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the day and year first above written.

                               RICKEL & ASSOCIATES, INC.


                               By: /s/ Kenneth D. Rickel
                                   -------------------------------------------
                                   Name: Kenneth D. Rickel
                                   Title:

                               DDL ELECTRONICS, INC.


                               By:
                                   -------------------------------------------
                                   Gregory L. Horton
                                   President and Chief Executive Officer


                               FIRST UNION NATIONAL BANK, As Collateral Agent


                               By:
                                   ------------------------------------------
                                   Name:
                                   Title:



SARATOGA HOLDINGS INC.



By:/s/ Gregg A. Smith
   ------------------------------
   Name: Gregg A. Smith
   Title: CEO



/s/ Gregg A. Smith
- ---------------------------------
Gregg A. Smith

/s/ Elliot Smith
- ----------------------------
Elliot Smith


/s/ Kenneth D. Rickel
- ----------------------------
Kenneth D. Rickel


/s/ Joseph Fair
- ----------------------------
Joseph Fair


/s/ Edward McWilliams
- ----------------------------
Edward McWilliams


/s/ David Cornstein by James Martin Kaplan
- ------------------------------------------
David Cornstein by James Martin Kaplan
Attorney-in-Fact for David B. Cornstein

/s/ Jeffrey S. Silverman
- ----------------------------
Jeffrey S. Silverman


/s/ Howard Miller
- ----------------------------
Howard Miller


- ----------------------------
Steve Levy


/s/ Marvin Numeroff
- ----------------------------
Marvin Numeroff


/s/ Jerry Gray
- ----------------------------
Jerry Gray


/s/ Robert Rickel
- ----------------------------
Robert Rickel

/s/ Leonard Wilf
- ----------------------------
Leonard Wilf



- ----------------------------
Peter Knobel



- ----------------------------
Patrice Knobel



- ----------------------------
Theodore Sofia